AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER dated as of May 8, 2015 (this “Amendment”), is by and among Uranerz Energy Corporation, a corporation organized under the laws of the state of Nevada (the “Target”), Energy Fuels Inc., a corporation organized under the laws of the province of Ontario, Canada (“Parent”), and EFR Nevada Corp., a corporation organized under the laws of the state of Nevada and an indirect wholly owned subsidiary of Parent (“Merger Sub”) (each a “Party” and together the “Parties”).

WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger dated as of January 4, 2015 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub shall merge with and into the Target (the “Merger”) and the Target shall continue as the surviving corporation in such Merger (capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, Section 11.15 of the Merger Agreement permits the Parties to amend the Merger Agreement; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.         Amendment to Section 1.3 of the Merger Agreement. Section 1.3 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“1.3 Governance of Parent. The Parent shall, in accordance with all applicable corporate, NYSE MKT LLC (“NYSE MKT”) and TSX laws, rules and regulations, take all actions necessary to cause the appointment of two (2) existing members of the board of directors of Target to the board of directors of Parent such that the board of directors of Parent is constituted as provided in Section 7.13 of this Agreement as of the Effective Time.”

2.         Amendment to Section 3.2(h) of the Merger Agreement. Section 3.2(h) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“(h) Withholding. Each of Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Target Common Shares or Target Warrants such amounts as Parent, the Surviving Entity or the Exchange Agent determine are required to be deducted and withheld under the Code or any provision of state, local, or foreign Tax Law (the “Withholding Amount”). With respect to the making of such payment, such withholding of Parent Common Shares issued to any holder of Target Warrants shall be an amount determined by Parent to be reasonably necessary to satisfy the Parent’s withholding obligation. To the extent that amounts are withheld by Parent, the Surviving Entity or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Target Common Shares or Target Warrants in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent, as the case may be. Parent and Target shall cooperate with and assist each other with efforts to reduce or eliminate such withholding Taxes. At the Closing, Parent and any holder of Target Common Shares (who does not also hold Target Warrants) subject to withholding under this section will direct the Exchange Agent to deliver 90% of the Parent Common Shares to such holder (or as it may otherwise direct) and to sell to a third person (and under no circumstances shall the Parent redeem, acquire, or cancel such Parent Common Shares) 10% of the Parent Common Shares to be received in the Transaction (the “Withholding Shares”) by such holder to satisfy the withholding obligation as soon as reasonably possible after the Closing and to deliver all of the proceeds from selling of the Withholding Shares to Parent. Parent will then remit the Withholding Amount to the appropriate Government Authorities for the account of such holders within the time limits prescribed by applicable Tax Laws. Parent will have no further recourse against such holders with respect to the Withholding Amount and, upon remittance of the required Withholding Amount under applicable Tax Laws, such holders will have no further recourse against Parent with respect to such Withholding Shares. If, (a) the proceeds from the sale of the Withholding Shares is less than the Withholding Amount, such holder shall have no liability to Parent to pay such difference, and (b) the proceeds from the sale of the Withholding Shares is greater than the Withholding Amount, the holder shall have no entitlement to such excess amount.”

3.         Amendment to Section 4.23 of the Merger Agreement. Section 4.23 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“4.23 FIRPTA. The Target Common Shares shall be “regularly traded” on an established securities market within the meaning of Treasury Regulation section 1.897 -9T(d). Other than as disclosed in Section 4.23 of the Target Disclosure Letter, no Target shareholder or Target Warrant holder who is a “foreign person” (as defined in Section 1445(f)(3) of the Code) holds or has held (pursuant to the constructive ownership rules of Section 318(a) of the Code): (i) more than 5% of Target Common Shares at any time during the 5-year period ending on Closing Date; (ii) Target Warrants with a fair market value on the date acquired by such Target Warrant holder greater than the fair market value on that date of 5% of the Target Common Shares; or (iii) aggregate equity securities of Target with a fair market value on the date acquired in excess of 5% of the fair market value of Target Common Shares on such date.”

4.         Amendment to Section 7.13 of the Merger Agreement. Section 7.13 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“7.13 Parent Shareholders’ Meeting. Parent shall, as promptly as reasonably practicable after the Form F-4 has been declared effective under the Securities Act, (i) take all steps reasonably necessary to call, give notice of, convene and hold a special (or annual and special) meeting of its shareholders (the “Parent Meeting”) for the purpose of securing the Parent Shareholders’ Approval, (ii) distribute to its shareholders a management information circular in accordance with applicable Law (the “Parent MIC”), which Parent MIC shall contain the recommendation of the Parent board of directors that its shareholders approve this Agreement, (iii) use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and to secure the Parent Shareholders’ Approval and (iv) cooperate and consult with Target with respect to each of the foregoing matters. Notwithstanding any Adverse Recommendation Change by the Target board of directors or the commencement, public proposal, public disclosure or communication to Parent by Target of any Acquisition Proposal with respect to Target or any of its Subsidiaries, or any other fact or circumstance (except for termination of this Agreement pursuant to Article X), this Agreement shall be submitted to the shareholders of Parent at the Parent Meeting for the purpose of adopting this Agreement, with such disclosures as shall be required by applicable Law. As of the Effective Time, and subject to applicable Law, Parent shall appoint Dennis Higgs and Glenn Catchpole, each of which are existing members of the board of directors of Target, to the board of directors of Parent which shall be comprised of eight (8) members.”

5.         No Other Amendments. The Parties each hereby acknowledge, agree and understand that except as expressly set forth above, this Amendment (i) shall not amend, modify or otherwise impact any provision of the Merger Agreement, all of which shall remain in effect, and (ii) shall not serve as a waiver of, and shall be without prejudice to, any rights, remedies, claims or defenses of any Party under the Merger Agreement or otherwise, all of which are expressly reserved by the respective Parties.

6.         Applicable Law. This Amendment shall be construed, interpreted, and governed in accordance with the laws of the state of Nevada, without reference to rules relating to conflicts of law.

7.         Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Target have caused this Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

ENERGY FUELS INC.

By: /s/ Stephen P. Antony
Name: Stephen P. Antony
Title: President and CEO

EFR NEVADA CORP.

By: /s/ David Frydenlund
Name: David Frydenlund
Title: Secretary

URANERZ ENERGY CORPORATION

By: /s/ Glenn Catchpole
Name: Glenn Catchpole
Title: Chief Executive Officer

[Signature Page to Amendment of Merger Agreement]